UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 13, 2010

Unigene Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey		07005
(Address of principal executive offices)		(Zip Code)

(973) 265-1100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On December 10, 2010 (the “Effective Date”), Unigene Laboratories, Inc. (the “Company”) entered into an Amended and Restated License Agreement (the “Amended License Agreement”) by and between the Company and GlaxoSmithKline LLC (formerly known as SmithKline Beecham Corporation) (“GSK”).  Under the terms of the Amended License Agreement, on the Effective Date, the Company will be eligible to receive milestone payments of up to $142 million including an upfront payment of $4 million and an additional $4 million payment upon completion of Phase II patient enrollment and further payments based on the achievement of regulatory and commercialization milestones.

As disclosed on a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 17, 2010, the Company entered into an Amended and Restated Financing Agreement (the “Restated Financing Agreement”), by and among the Company, Victory Park Management, LLC, as administrative agent and collateral agent (“Victory Park”), and the Lenders party thereto.

In connection with the Amended License Agreement described above, on the Effective Date, the Company entered into a Forbearance Agreement (the “Forbearance Agreement”) with Victory Park, as agent, and the Secured Parties named therein, pursuant to which Victory Park and each of the Secured Parties agreed to forbear, during the Forbearance Period (as defined below), from exercising their rights and remedies with respect to any future event of default under the Restated Financing Agreement as a result of the Company’s breach of either of the following financial covenants:  (i) maintenance of an aggregate cash balance of not less than $2,500,000 or (ii) permitting the Company’s consolidated cash flow (a) to be less than $2,000,000 on the last day of any fiscal quarter or (b) to be less than $7,000,000 in the aggregate on the last day of any three consecutive fiscal quarters.  The forbearance period (the “Forbearance Period”) begins on the Effective Date and will terminate upon the earliest to occur of (i) the termination of the Amended License Agreement, (ii) June 30, 2012 (or such later date as the parties may agree in writing), (iii) GSK’s failure to pay the Company certain  specified amounts (the “Required Payment”) pursuant to the Amended License Agreement, or (iv) the date when the Company (a) repudiates or asserts a defense to any obligation or liability under the Forbearance Agreement or any Transaction Document (as defined in the Restated Financing Agreement) or (b) makes or pursues a claim against Victory Park or any Secured Party named in the Forbearance Agreement.

In connection with entering into the Forbearance Agreement, on the Effective Date, the Company also entered into a Letter Agreement with Victory Park and the Secured Parties named therein (the “Side Agreement” and together with the Forbearance Agreement, the “Victory Park Agreements”), pursuant to which (i) the Company agreed to reduce the Maximum Permitted Redemption Amount (as defined in the Restated Financing Agreement) by $3,000,000 from $13,642,472.50 to $10,642,472.50, and (ii) Victory Park agreed to waive certain mandatory prepayments required pursuant to the Restated Financing Agreement in connection with (a) a sale of the Company’s real property located at 110 Little Falls Road, Fairfield, New Jersey, (b) a sale of the Company’s joint venture interest in Unigene Biotechnology Co., Ltd., (c) any tax refunds or credits which the Company receives or (d) payment to the Company of the Required Payment.

  Except for their status as contractual documents that establish and govern the legal relations among the parties thereto with respect to the transactions described in this Current Report on Form 8-K, neither the Amended License Agreement nor the Victory Park Agreements (collectively, the “Agreements”) is intended to be a source of factual, business or operational information about the parties.

The representations, warranties, covenants and agreements made by the parties in the Agreements are made as of specific dates.  The assertions embodied in those representations and warranties were made for purposes of the Agreements and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Agreements.  In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts.

The descriptions of the Amended License Agreement and the Victory Park Agreements above do not purport to be complete and are qualified in their entirety by reference or to documents that will be filed by the Company in the future in accordance with the Securities Exchange Act of 1934, as amended.  A copy of the press release issued by the Company announcing the Amended License Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit No.	Document Description
99.1	Press Release, dated December 13, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

By:	/s/ Gregory T. Mayes
Gregory T. Mayes, Vice President
Corporate Development & General Counsel

Date: December 13, 2010

Exhibit Index

Exhibit No.	Document Description
99.1	Press Release dated December 13, 2010